RESTATED AMENDMENT TO MINERAL PROPERTY ACQUISITION AGREEMENTS

THIS RESTATED AMENDMENT TO MINERAL PROPERTY ACQUISITION AGREEMENTS (“Amending Agreement”) is made as of August 8, 2005, between ARGENTEX MINING CORPORATION (“Argentex”), a Nevada corporation, and CHRISTOPHER IAN DYAKOWSKI, a businessman resident in Canada.

WHEREAS:

A.         Delbrook Corporation and Mr. Dyakowski (collectively, the “Original Parties”) are all of the parties to that certain Mineral Property Acquisition Agreement dated as of February 24, 2004 (the “Santa Cruz Agreement”) pursuant to which Mr. Dyakowski agreed to sell nine mineral claims located in the Province of Santa Cruz, Argentina, all as more particularly described in the Santa Cruz Agreement, to Delbrook Corporation, in exchange for 833,333 common shares in the capital of Delbrook Corporation, as it was then constituted (the “Santa Cruz Shares”);

B.         The Original Parties are all of the parties to that certain Mineral Property Option Agreement (the “Option Agreement”) dated as of February 24, 2004, pursuant to which Mr. Dyakowski granted to Delbrook Corporation an option to purchase certain mineral properties referred to in the Option Agreement as the “Pinguino Property” for cash consideration payable over a specified period of time in the aggregate amount of Cdn $450,000;

C.         The Original Parties are all of the parties to that certain Share Purchase Agreement (the “SCRN Agreement”) dated as of February 24, 2004 pursuant to which Mr. Dyakowski agreed to sell to Delbrook Corporation all of the issued and outstanding shares of SCRN Properties Ltd. (“SCRN”) in exchange for 833,333 common shares in the capital of Delbrook Corporation, as it was then constituted (the “SCRN Shares”);

D.         The Original Parties are party to an Escrow Agreement dated as of March 4, 2004 (the “Escrow Agreement”), pursuant to which the SCRN Shares were deposited into escrow with the law firm of Sichenzia Ross Friedman Ference LLP (the “Escrow Agent”);

E.         Pursuant to Articles of Merger filed with the Secretary of State of the State of Nevada on March 10, 2004, Delbrook Corporation merged into Argentex effective March 10, 2004 (the “Merger”), with Argentex surviving as the successor-by-merger to Delbrook Corporation in respect of, among other things, the Santa Cruz Agreement, the Option Agreement, the SCRN Agreement and the Escrow Agreement;

F.         As a result of the Merger, the Santa Cruz Shares and SCRN Shares were converted into an aggregate of 1,666,666 common shares of Argentex;

G.         On or about March 15, 2004, Argentex declared a stock dividend of two shares for every one share outstanding, thereby increasing the number of Argentex common shares registered to Mr. Dyakowski pursuant to the Santa Cruz Agreement, after the conversion of the Santa Cruz Shares pursuant to the Merger and after giving effect to the stock dividend, from 833,333 to

2,499,999 (and any reference hereafter to the Santa Cruz Shares shall mean these 2,499,999 common shares of Argentex);

H.         Also as a result of the March 15, 2004 stock dividend declared by Argentex, the number of Argentex common shares registered to Mr. Dyakowski pursuant to the SCRN Agreement, after the conversion of the SCRN Shares pursuant to the Merger and after giving effect to the stock dividend, was increased from 833,333 to 2,499,999 (and any reference hereafter to the SCRN Shares shall mean these 2,499,999 common shares of Argentex);

I.          Mr. Dyakowski and Argentex desire to amend the Santa Cruz Agreement, the Option Agreement, the SCRN Purchase Agreement and the Escrow Agreement on the terms set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of Mr. Dyakowski and Argentex (the “Parties”), the Parties do hereby agree as follows:

1.	RECITALS
1.1	The recitals set forth above are acknowledged by the Parties to be true and correct and are incorporated herein by this reference.
2.	AMENDMENTS TO THE OPTION AGREEMENT
2.1	The date “July 1, 2005” in Section 3.2(b) of the Option Agreement is hereby deleted and the date “September 1, 2005” is inserted therefor.
3.	AMENDMENTS TO THE SANTA CRUZ AGREEMENT
3.1	The Parties acknowledge that the Escrow Agent currently holds the Santa Cruz Shares in escrow pursuant to Section 4 of the Santa Cruz Agreement.
3.2	Section 4.3 of the Santa Cruz Agreement is hereby deleted in its entirety.
3.3

Upon payment to Mr. Dyakowski of the sum of ten dollars ($10.00) in lawful currency of Canada, the receipt and sufficiency of which Mr. Dyakowski acknowledges by his execution of this Amending Agreement, the Parties agree to the immediate cancellation of 2,374,999 of the Santa Cruz Shares, and the Escrow Agent is hereby directed to immediately release these 2,374,999 common shares to Argentex for cancellation.

3.4

The balance of the Santa Cruz Shares, consisting of 125,000 common shares in the capital of Argentex (hereafter the “Santa Cruz Balance Shares”) shall be released to Mr. Dyakowski from escrow upon delivery to the Company and the Escrow Agent of a fully executed copy of this Amending Agreement.

4.	AMENDMENTS TO THE SHARE PURCHASE AGREEMENT AND THE ESCROW AGREEMENT
4.1	The Parties acknowledge that the Escrow Agent currently holds the SCRN Shares in escrow pursuant to Section 4 of the SCRN Agreement and pursuant to Section 1 of the Escrow Agreement.
4.2	Section 4.3 of the SCRN Agreement and Section 2 of the Escrow Agreement are hereby deleted in their entirety.
4.3

Upon payment to Mr. Dyakowski of the sum of ten dollars ($10.00) in lawful currency of Canada, the receipt and sufficiency of which Mr. Dyakowski acknowledges by his execution of this Amending Agreement, the Parties agree to the immediate cancellation of 2,374,999 of the SCRN Shares, and the Escrow Agent is hereby directed to immediately release these 2,374,999 common shares to Argentex for cancellation.

4.4

The balance of the SCRN Shares, consisting of 125,000 common shares in the capital of Argentex (hereafter the “SCRN Balance Shares”), shall be released from escrow and delivered to Mr. Dyakowski upon delivery to the Company and the Escrow Agent of a fully executed copy of this Amending Agreement.

5.	commercially reasonable efforts
5.1	Mr. Dyakowski shall use commercially reasonable efforts to complete, as expeditiously as is practical, the transfer of title to SCRN of all of
(a) the mineral interests which are defined, collectively, as the “Property” in Recital A of the Santa Cruz Agreement;
(b) the mineral interests which are defined, collectively, as the “Pinguino Property” in Recital “A” of the Option Agreement, and
(c) the mineral interests which are defined, collectively, as the “Property” in Recital A of the SCRN Agreement,

which transfers shall in form and substance be satisfactory to SCRN’s attorneys in Argentina.

6.	Counterparts
6.1	This Amending Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.
7.	Electronic Means
7.1	Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

8.	Proper Law
8.1	This Amending Agreement will be governed by and construed in accordance with the law of British Columbia.
9.	Time of the Essence
9.1	Time is of the essence of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

ARGENTEX MINING CORPORATION

Per:	/s/ Ken Hicks
Name:	Ken Hicks
Title:	President

EXECUTED by CHRISTOPHER IAN DYAKOWSKI in the presence of: /s/ S. Dyakowski Signature Simon Dyakowski Print Name 3750 W. 49th Avenue Address Vancouver, BC Student Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Christopher Ian Dyakowski CHRISTOPHER IAN DYAKOWSKI